For Immediate Release
The J. M. Smucker Company Announces First Quarter Results
•	Q1 net sales and EPS both increase 14 percent; EPS up 8 percent, excluding charges
•	Rowland Coffee results included in Q1
•	Company updates outlook for growth in fiscal 2012

ORRVILLE, Ohio, August 18, 2011 — The J. M. Smucker Company (NYSE: SJM) today announced results for the first quarter ended July 31, 2011, of its 2012 fiscal year.  Results for the quarter ended July 31, 2011, include the operations of Rowland Coffee Roasters, Inc. (“Rowland Coffee”) since the completion of the acquisition on May 16, 2011.

Executive Summary

	Three Months Ended July 31,
	2011	2010	% Increase
	(Dollars in millions, except per share data)

Net sales	$1,188.9	$1,047.3	14%
Operating income	$180.7	$165.2	9%
% of net sales	15.2%	15.8%
Net income:
Income	$111.5	$102.9	8%
Income per diluted share	$0.98	$0.86	14%

•	Non-GAAP income per diluted share was $1.12 and $1.04 for the first quarters of 2012 and 2011, respectively, an increase of 8 percent.
•
Non-GAAP income per diluted share excludes restructuring and merger and integration costs (“special project costs”) of $0.14 and $0.18 per diluted share, in the first quarters of 2012 and 2011, respectively.

•	Results for the first quarter of 2012 were impacted by a higher effective tax rate of 33.2 percent, compared to 31.3 percent in the first quarter of 2011.
•
Income per diluted share in the first quarter of 2012 benefited from a decrease in weighted-average common shares outstanding, as a result of the Company’s share repurchase activity during the second half of fiscal 2011.

“We delivered strong sales and earnings growth this quarter, with net price realization across most categories and contributions from the recently acquired Rowland Coffee business,” commented Richard Smucker, Chief Executive Officer.  “While the market place remains very competitive, we are confident in our team’s ability to respond swiftly in the current environment to meet the needs of our consumers.  Additionally, we are encouraged that costs have moderated in the green coffee markets.  As a result, we are confident in confirming our earnings outlook for the fiscal year.   Further, we remain committed to building our brands for the long-term.”

Net Sales

	Three Months Ended July 31,
	2011	2010	Increase	%
	(Dollars in millions)

Net sales	$1,188.9	$1,047.3	$141.6	14%
Adjust for certain noncomparable items:
Acquisition	(23.2)	-	(23.2)	(2)%
Foreign exchange	(7.2)	-	(7.2)	(1)%
Net sales excluding acquisition and foreign exchange	$1,158.5	$1,047.3	$111.2	11%

Amounts may not add due to rounding.

Net sales in the first quarter of 2012 increased $141.6 million, or 14 percent, compared to the first quarter of 2011, due primarily to net price realization across many of the Company’s brands.  The Rowland Coffee brands acquired during the quarter contributed approximately 2 percent to net sales for the first quarter of 2012 and, combined with the favorable impact of foreign exchange rates, offset a 3 percent decline in volume, compared to the first quarter of 2011.  Volume gains were realized in Pillsbury® baking mixes and natural foods beverages, but were more than offset by volume declines in Folgers® coffee, Jif® peanut butter, and Crisco® shortening and oils.  The overall impact of sales mix was favorable.

Margins

	Three Months Ended July 31,
	2011	2010
	(% of net sales)

Gross profit	36.3%	39.0%
Selling, distribution, and administrative expenses:
Marketing	5.8%	6.6%
Selling	3.4%	3.4%
Distribution	3.2%	3.5%
General and administrative	5.8%	5.9%
	18.2%	19.4%

Amortization	1.7%	1.8%
Other restructuring and merger and integration costs	1.2%	2.0%
Other operating (income) expense — net	(0.1)%	0.1%
Operating income	15.2%	15.8%

Amounts may not add due to rounding.

Gross profit increased $22.6 million, or 6 percent, in the first quarter of 2012, compared to 2011, as the increase in net sales more than offset overall higher raw material costs.  Excluding special project costs, gross profit increased $23.6 million, or 6 percent.  Price increases taken over the past year, predominantly in the coffee category, to offset higher commodity costs contributed to incremental gross profit, but margin contracted as expected.  Gross margin declined from 39.9 percent in the first quarter of 2011 to 37.1 percent in the first quarter of 2012, excluding special project costs.  Significantly higher costs were realized for green coffee in the first quarter of 2012, compared to 2011.  While green coffee costs have moderated from 34-year highs earlier in the calendar year, the Company expects that it will continue to recognize considerably higher green coffee costs in 2012, compared to 2011, most notably in its second quarter.  Costs were also higher for flour, soybean oil, and other raw materials in the first quarter of 2012, compared to 2011.  While the net unfavorable impact of a $3.2 million change in unrealized mark-to-market adjustments on derivative contracts in the first quarter of 2012, compared to 2011, was not significant to the overall Company, the impact by segment varied.

Selling, distribution, and administrative (“SD&A”) expenses in the first quarter of 2012 increased 7 percent, compared to the first quarter of 2011, but decreased as a percentage of net sales from 19.4 percent to 18.2 percent.  Marketing expenses decreased 1 percent in the first quarter of 2012, compared to the first quarter of 2011.  A transfer of marketing funds to trade promotions in the U.S. Retail Consumer Foods segment more than offset increased marketing expenses in the Company’s two other segments.  Over the same period, selling and general and administrative expenses both increased 13 percent while distribution expenses increased 4 percent.  The addition of the Rowland Coffee business during the quarter represented slightly more than one-third of the overall increase in SD&A expenses.  In addition, higher amortization expense was recognized in the first quarter of 2012, compared to 2011, primarily related to the intangible assets associated with the Rowland Coffee acquisition.

Operating income increased $15.5 million, or 9 percent, in the first quarter of 2012, compared to 2011, and includes a decrease of $5.2 million in special projects costs.  Excluding the impact of special project costs in both periods, operating income increased $10.3 million, or 5 percent, and declined from 18.7 percent of net sales in 2011 to 17.3 percent in 2012.

Interest and Income Taxes
Interest expense decreased $1.1 million in the first quarter of 2012, compared to 2011, as the benefit of the interest rate swap more than offset the costs of higher debt outstanding.  During the first quarter of 2012, the Company borrowed $306.7 million under its revolving credit agreement for general corporate purposes, including the Rowland Coffee acquisition.

Income taxes increased $8.4 million in the first quarter of 2012, resulting in an increase in the effective tax rate to 33.2 percent, compared to 31.3 percent in the first quarter of 2011.  The effective tax rate in the first quarter of 2011 benefited from a favorable federal income tax determination related to a prior year, a higher domestic manufacturing deduction, and lower state income tax expense, compared to the first quarter of 2012.

Segment Performance

	Three Months Ended July 31,
	2011	2010	% Increase (Decrease)
	(Dollars in millions)

Net sales:
U.S. Retail Coffee	$500.1	$393.6	27%
U.S. Retail Consumer Foods	459.5	448.5	2%
International, Foodservice, and Natural Foods	229.3	205.2	12%

Segment profit:
U.S. Retail Coffee	$139.7	$111.9	25%
U.S. Retail Consumer Foods	79.0	93.4	(15)%
International, Foodservice, and Natural Foods	38.5	35.5	9%

Segment profit margin:
U.S. Retail Coffee	27.9%	28.4%
U.S. Retail Consumer Foods	17.2%	20.8%
International, Foodservice, and Natural Foods	16.8%	17.3%

Effective May 1, 2011, the Company’s reportable segments have been modified to align segment financial results with the responsibilities of segment management, consistent with the executive appointments announced in March 2011.  As a result, the Company will present the following three reportable segments:  U.S. Retail Coffee, U.S. Retail Consumer Foods, and the International, Foodservice, and Natural Foods segment.

Also effective May 1, 2011, certain specialty brands which were previously included in the U.S. Retail Consumer Foods segment are included in the International, Foodservice, and Natural Foods segment (“product realignments”).   Segment performance for 2011 has been reclassified for these product realignments and the organizational changes described above.  See “Unaudited Reportable Segments Supplemental Information” tables for conformed presentation of 2011 reporting periods.

The U.S. Retail Consumer Foods reportable segment is a combination of the former U.S. Retail Consumer Market and U.S. Retail Oils and Baking Market reportable segments, adjusted for product realignments.  The former Special Markets segment has been renamed International, Foodservice, and Natural Foods segment and also reflects product realignments.  The Company’s method of calculating segment profit remains consistent with 2011.

U.S. Retail Coffee
The U.S. Retail Coffee segment net sales increased 27 percent in the first quarter of 2012, compared to the first quarter of 2011, primarily reflecting price increases taken over the last 12 months.  Following four price increases taken since May 2010, overall segment volume decreased 8 percent for the first quarter of 2012, excluding Rowland Coffee, compared to a strong first quarter of 2011.  Volume declines for the Folgers® brand were in line with the overall segment while Dunkin’ Donuts® packaged coffee experienced a low double-digit percent decline.  The acquisition of Rowland Coffee early in the quarter contributed approximately $20.1 million to segment net sales, representing 5 percentage points of the segment net sales increase.  Contributing to favorable sales mix, the continued rollout of Folgers Gourmet Selections® and Millstone® K-Cups®, launched in the second quarter of 2011, added an additional 6 percentage points of the net sales increase, while contributing only 1 percentage point to volume.

U.S. Retail Coffee segment profit increased $27.8 million, or 25 percent, in the first quarter of 2012, compared to the first quarter of 2011, primarily due to the impact of previous price increases that more than offset higher green coffee costs recognized during the quarter.  The benefit of $6.0 million of additional unrealized mark-to-market adjustments on commodity contracts in the first quarter of 2012, compared to 2011, further lessened the impact of higher recognized costs.

A portion of the segment profit increase during the first quarter of 2012 is timing related, as the benefit of price realization in the quarter preceded higher green coffee costs that are anticipated to be recognized in future quarters.  The Company expects sequentially higher green coffee costs to primarily impact its second quarter.

In response to recent moderation in green coffee markets and in advance of its key Fall Bake and Holiday promotional period, the Company announced a 6 percent price decline on the majority of its coffee products earlier this week.

U.S. Retail Consumer Foods
The U.S. Retail Consumer Foods segment net sales increased 2 percent and volume decreased 3 percent in the first quarter of 2012, compared to 2011.  Jif® peanut butter net sales and volume declined 3 percent and 4 percent, respectively, in the first quarter of 2012, compared to 2011, primarily due to temporary item rationalizations and a reduction of promotional activity.  Net sales of Smucker’s® fruit spreads increased 1 percent and volume was flat during the same period.  Driven primarily by Pillsbury® mixes, net sales of baking products increased 14 percent over the same period, as the impact of price increases and sales mix more than offset flat volume in the overall baking category.  Crisco® shortening and oils net sales increased 4 percent as a result of price increases, as volume declined 6 percent in the first quarter of 2012, compared to 2011.  Canned milk net sales declined 4 percent and volume declined 10 percent during the current quarter.

The U.S. Retail Consumer Foods segment profit decreased 15 percent in the first quarter of 2012, compared to the first quarter of 2011.  Higher raw material costs were recognized in the quarter, most significantly for flour, oils, and milk.  While price increases were taken in most of these categories, they did not fully offset the higher recognized costs, most notably in milk.  The net unfavorable impact of a $5.8 million change in unrealized mark-to-market adjustments on commodity contracts in the first quarter of 2012, compared to the first quarter of 2011, also contributed to the segment profit decline.  Segment profit margin was 17.2 percent in the first quarter of 2012, compared to 20.8 percent in 2011.

International, Foodservice, and Natural Foods
Net sales in the International, Foodservice, and Natural Foods segment increased 12 percent in the first quarter of 2012, compared to 2011.  Excluding the impact of the Rowland Coffee acquisition and foreign exchange, segment net sales increased 7 percent over the same period.  Price increases and favorable mix more than offset a 1 percent decline in volume.  Volume gains in Santa Cruz Organic® beverages and Bick’s® pickles were offset by declines in flour.

Segment profit increased 9 percent in the first quarter of 2012, compared to 2011.  Price increases more than offset higher realized raw material costs and the unfavorable impact of unrealized mark-to-market adjustments on commodity contracts in the first quarter of 2012, compared to 2011, but did not result in profit margin expansion.  Supply chain improvements related to Smucker’s® Uncrustables® sandwich production also contributed to the segment profit improvement.  Segment profit margin was 16.8 percent, compared to 17.3 percent in the first quarter of 2012 and 2011, respectively.

Other Financial Results and Measures

	Three Months Ended July 31,
	2011	2010	% Increase
	(Dollars in millions)

Net Cash Used for Operating Activities	$(58.2)	$(27.2)	114%

EBITDA	$240.2	$223.2	8%
% of net sales	20.2%	21.3%

Cash used for operations was $58.2 million during the quarter ended July 31, 2011.  The Company typically expects a significant use of cash during the first half of each fiscal year, primarily due to seasonal fruit and vegetable procurement, the buildup of inventories to support the Fall Bake and Holiday period, and the additional increase of coffee inventory in advance of the Atlantic hurricane season.  As of July 31, 2011, inventory levels also include an additional buildup in preparation for the coffee production consolidation that is scheduled for later in fiscal 2012 under the Company’s restructuring plan.  In addition, the impact of commodity cost increases on overall higher inventory levels caused a significant increase in working capital requirements during the first quarter of 2012.

Outlook
The Company continues to expect net price realization to result in a significant 2012 net sales increase, compared to 2011.  However, the impact of the Company’s recent 6 percent price decrease on the majority of its coffee products sold in the U.S. is expected to lower 2012 sales growth, from its previous 20 percent growth estimate.  The Company’s estimate of income per diluted share is unchanged, and expected to range from $5.00 to $5.15, excluding special project costs of $0.55 to $0.60 per diluted share.

Conference Call
The Company will conduct an earnings conference call and webcast today, Thursday, August 18, 2011 at 8:30 a.m. E.T.  The webcast can be accessed from the Company’s website at www.smuckers.com.  For those unable to listen to the webcast, an audio replay will be available following the call and can be accessed by dialing 888-203-1112 or 719-457-0820, with a pass code of 4796460, and will be available until Thursday, August 25, 2011.

Non-GAAP Measures
The Company uses non-GAAP measures including net sales excluding acquisition and foreign exchange rate impact; gross profit, operating income, income, and income per diluted share, excluding special project costs; earnings before interest, taxes, depreciation, and amortization (“EBITDA”); and free cash flow as key measures for purposes of evaluating performance internally.  These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. generally accepted accounting principles (“GAAP”).  Rather, the presentation of these non-GAAP measures supplements other metrics used by management to internally evaluate its businesses, and facilitates the comparison of past and present operations.  These non-GAAP measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments.  A reconciliation of non-GAAP measures to the comparable GAAP items for the current and prior year quarter is included in the “Unaudited Non-GAAP Measures” table.

About The J. M. Smucker Company
For more than 110 years, The J. M. Smucker Company has been committed to offering consumers quality products that bring families together to share memorable meals and moments.  Today, Smucker is a leading marketer and manufacturer of fruit spreads, retail packaged coffee, peanut butter, shortening and oils, ice cream toppings, sweetened condensed milk, and health and natural foods beverages in North America.  Its family of brands includes Smucker's®, Folgers®, Dunkin’ Donuts®, Jif®, Crisco®, Pillsbury®, Eagle Brand®, R.W. Knudsen Family®, Hungry Jack®, Café PilonTM, Café Bustelo®, White Lily® and Martha White® in the United States, along with Robin Hood®, Five Roses®, Carnation®, Europe’s Best® and Bick's® in Canada.  The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth, and Independence established by its founder and namesake more than a century ago.  The Company has appeared on FORTUNE Magazine's list of the 100 Best Companies to Work For in the United States 13 times, ranking number one in 2004.  For more information about the Company, visit www.smuckers.com.

The J. M. Smucker Company is the owner of all trademarks, except Pillsbury®, the Barrelhead logo and the Doughboy character are trademarks of The Pillsbury Company, LLC, used under license; Carnation® is a trademark of Société des Produits Nestlé S.A., used under license; and Dunkin’ Donuts® is a registered trademark of DD IP Holder, LLC, used under license.  Borden® and Elsie are trademarks used under license.

Dunkin’ Donuts® brand is licensed to The J. M. Smucker Company for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, and drug stores.  This information does not pertain to Dunkin' Donuts® coffee or other products for sale in Dunkin' Donuts® restaurants.  K-Cup® and K-Cups® are trademarks of Keurig, Incorporated.

The J. M. Smucker Company Forward-Looking Language
This press release contains forward-looking statements, such as projected operating results, earnings, and cash flows, that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from any future results, performance, or achievements expressed or implied by those forward-looking statements.  Readers should understand that the risks, uncertainties, factors, and assumptions listed and discussed in this press release, including the following important factors and assumptions, could affect the future results of the Company and could cause actual results to differ materially from those expressed in the forward-looking statements:
•	volatility of commodity markets from which raw materials, particularly green coffee beans, wheat, soybean oil, milk, and peanuts, are procured and the related impact on costs;
•
risks associated with derivative and purchasing strategies employed by the Company to manage commodity pricing risks, including the risk that such strategies could result in significant losses and adversely impact the Company’s liquidity;

•	crude oil price trends and their impact on transportation, energy, and packaging costs;
•	the ability to successfully implement and realize the full benefit of price changes and the competitive response;
•	the success and cost of introducing new products and the competitive response;
•	the success and cost of marketing and sales programs and strategies intended to promote growth in the Company’s businesses;
•	general competitive activity in the market, including competitors’ pricing practices and promotional spending levels;
•	the ability of the Company to successfully integrate acquired and merged businesses in a timely and cost effective manner;
•	the successful completion of the Company’s restructuring programs, and the ability to realize anticipated savings and other potential benefits within the time frames currently contemplated;
•	the impact of food safety concerns involving either the Company or its competitors’ products;
•	the impact of accidents and natural disasters, including crop failures and storm damage;
•	the concentration of certain of the Company’s businesses with key customers and suppliers and the ability to manage and maintain key relationships;

•	the loss of significant customers, a substantial reduction in orders from these customers, or the bankruptcy of any such customer;
•	changes in consumer coffee preferences and other factors affecting the coffee business, which represents a substantial portion of the Company’s business;
•	the ability of the Company to obtain any required financing;
•	the timing and amount of capital expenditures, share repurchases, and restructuring costs;
•	impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in useful lives of other intangible assets;
•	the impact of changes in, or the Company’s failure to comply with, laws and regulations applicable to the Company’s products or business operations;
•	the impact of future legal, regulatory, or market measures regarding climate change;
•	the outcome of current and future tax examinations, changes in tax laws, and other tax matters, and their related impact on the Company’s tax positions;
•	foreign currency and interest rate fluctuations;
•	political or economic disruption;
•	other factors affecting share prices and capital markets generally; and
•	the other factors described under “Risk Factors” in other reports and statements filed by the Company with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.
Readers are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release.  The Company does not undertake any obligation to update or revise these forward-looking statements to reflect new events or circumstances.

Contacts:
The J. M. Smucker Company
(330) 682-3000

Investors:	Media:
Sonal Robinson	Maribeth Badertscher
Vice President, Investor Relations	Vice President, Corporate Communications

The J. M. Smucker Company
Unaudited Condensed Consolidated Statements of Income

	Three Months Ended July 31,
	2011	2010	% Increase (Decrease)
	(Dollars in thousands, except per share data)

Net sales	$1,188,883	$1,047,312	14%
Cost of products sold	747,373	629,424	19%
Cost of products sold - restructuring	9,666	9,453	2%
Cost of products sold - merger and integration	760	-	n/m
Gross Profit	431,084	408,435	6%
Gross margin	36.3%	39.0%

Selling, distribution, and administrative expenses	216,552	203,261	7%
Amortization	20,235	18,497	9%
Other restructuring costs	9,897	18,104	(45)%
Other merger and integration costs	4,685	2,656	76%
Other operating (income) expense — net	(988)	750	(232)%
Operating Income	180,703	165,167	9%
Operating margin	15.2%	15.8%

Interest income	302	433	(30)%
Interest expense	(15,422)	(16,539)	(7)%
Other income — net	1,243	693	79%
Income Before Income Taxes	166,826	149,754	11%
Income taxes	55,303	46,873	18%
Net Income	$111,523	$102,881	8%

Net income per common share	$0.98	$0.86	14%

Net income per common share– assuming dilution	$0.98	$0.86	14%

Dividends declared per common share	$0.48	$0.40	20%

Weighted-average shares outstanding	114,277,547	119,300,926	(4)%
Weighted-average shares outstanding – assuming dilution	114,335,184	119,440,490	(4)%

The J. M. Smucker Company
Unaudited Condensed Consolidated Balance Sheets

	July 31, 2011	April 30, 2011	July 31, 2010
	(Dollars in thousands)

Assets
Current Assets:
Cash and cash equivalents	$102,475	$319,845	$522,773
Trade receivables	350,293	344,410	305,418
Inventories	1,213,821	863,579	765,927
Other current assets	73,183	109,165	106,510
Total Current Assets	1,739,772	1,636,999	1,700,628

Property, Plant, and Equipment, Net	925,687	867,882	847,192

Other Noncurrent Assets:
Goodwill	2,903,713	2,812,746	2,806,888
Other intangible assets, net	3,132,761	2,940,010	3,007,187
Other noncurrent assets	80,090	66,948	57,209
Total Other Noncurrent Assets	6,116,564	5,819,704	5,871,284
	$8,782,023	$8,324,585	$8,419,104

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$288,082	$234,916	$183,600
Current portion of long-term debt	-	-	10,000
Revolving credit agreement	306,700	-	-
Other current liabilities	280,452	247,760	260,636
Total Current Liabilities	875,234	482,676	454,236

Noncurrent Liabilities:
Long-term debt, net of current portion	1,318,489	1,304,039	1,300,000
Other noncurrent liabilities	1,240,046	1,245,507	1,269,760
Total Noncurrent Liabilities	2,558,535	2,549,546	2,569,760

Shareholders' Equity	5,348,254	5,292,363	5,395,108
	$8,782,023	$8,324,585	$8,419,104

The J. M. Smucker Company
Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended July 31,
	2011	2010
	(Dollars in thousands)

Operating Activities
Net income	$111,523	$102,881
Adjustments to reconcile net income to net cash used for operating activities:
Depreciation	27,569	29,360
Depreciation - restructuring and merger and integration	10,415	9,453
Amortization	20,235	18,497
Share-based compensation expense	6,032	5,328
Other noncash restructuring charges	909	3,849
Loss on sale of assets - net	725	134
Changes in assets and liabilities, net of effect from business acquired:
Trade receivables	7,512	(66,958)
Inventories	(330,854)	(111,907)
Accounts payable and accrued items	55,389	32,969
Defined benefit pension contributions	(3,691)	(10,544)
Income taxes	30,616	(43,555)
Other -net	5,391	3,255
Net Cash Used for Operating Activities	(58,229)	(27,238)

Investing Activities
Business acquired, net of cash acquired	(362,855)	-
Additions to property, plant, and equipment	(67,632)	(26,946)
Sale and maturity of marketable securities	18,600	-
Purchases of marketable securities	-	(57,037)
Other - net	112	330
Net Cash Used for Investing Activities	(411,775)	(83,653)

Financing Activities
Revolving credit agreement - net	306,700	-
Proceeds from long-term debt	-	400,000
Quarterly dividends paid	(50,159)	(47,594)
Purchase of treasury shares	(5,385)	(5,033)
Other - net	2,776	3,538
Net Cash Provided by Financing Activities	253,932	350,911
Effect of exchange rate changes	(1,298)	(817)
Net (decrease) increase in cash and cash equivalents	(217,370)	239,203
Cash and cash equivalents at beginning of period	319,845	283,570
Cash and cash equivalents at end of period	$102,475	$522,773

( ) Denotes use of cash

The J. M. Smucker Company
Unaudited Non-GAAP Measures

	Three Months Ended July 31,
	2011	2010
	(Dollars in thousands, except per share data)

Gross profit excluding special project costs (1)	$441,510	$417,888
% of net sales	37.1%	39.9%

Operating income excluding special project costs (2)	$205,711	$195,380
% of net sales	17.3%	18.7%

Income excluding special project costs: (3)
Income	$128,240	$123,637
Income per common share — assuming dilution	$1.12	$1.04

(1) Reconciliation to gross profit:
Gross profit	$431,084	$408,435
Cost of products sold - restructuring	9,666	9,453
Cost of products sold - merger and integration	760	-
Gross profit excluding special project costs	$441,510	$417,888

(2) Reconciliation to operating income:
Operating income	$180,703	$165,167
Cost of products sold - restructuring	9,666	9,453
Cost of products sold - merger and integration	760	-
Other restructuring costs	9,897	18,104
Other merger and integration costs	4,685	2,656
Operating income excluding special project costs	$205,711	$195,380

(3) Reconciliation to net income:
Income before income taxes	$166,826	$149,754
Cost of products sold - restructuring	9,666	9,453
Cost of products sold - merger and integration	760	-
Other restructuring costs	9,897	18,104
Other merger and integration costs	4,685	2,656
Income before income taxes, excluding special project costs	191,834	179,967
Income taxes, as adjusted	63,594	56,330
Income excluding special project costs	$128,240	$123,637

The J. M. Smucker Company
Unaudited Non-GAAP Measures

	Three Months Ended July 31,
	2011	2010
	(Dollars in thousands, except per share data)

Earnings before interest, taxes, depreciation, and amortization (4)	$240,165	$223,170
% of net sales	20.2%	21.3%

Free cash flow (5)	$(125,861)	$(54,184)

(4) Reconciliation to net income:
Income before income taxes	$166,826	$149,754
Interest income	(302)	(433)
Interest expense	15,422	16,539
Depreciation	27,569	29,360
Depreciation - restructuring and merger and integration	10,415	9,453
Amortization	20,235	18,497
Earnings before interest, taxes, depreciation, and amortization	$240,165	$223,170

(5) Reconciliation to cash used for operating activities:
Cash used for operating activities	$(58,229)	$(27,238)
Additions to property, plant, and equipment	(67,632)	(26,946)
Free cash flow	$(125,861)	$(54,184)

The Company uses non-GAAP measures including net sales excluding acquisitions and foreign exchange rate impact; gross profit, operating income, income, and income per diluted share, excluding special project costs; earnings before interest, taxes, depreciation, and amortization ("EBITDA"); and free cash flow as key measures for purposes of evaluating performance internally.  These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP.  Rather, the presentation of these non-GAAP measures supplement other metrics used by management to internally evaluate its businesses, and facilitates the comparison of past and present operations.  These non-GAAP measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments.

The J. M. Smucker Company
Unaudited Reportable Segments

	Three Months Ended July 31,
	2011	2010
	(Dollars in thousands)

Net sales:
U.S. Retail Coffee	$500,109	$393,570
U.S. Retail Consumer Foods	459,500	448,522
International, Foodservice, and Natural Foods	229,274	205,220
Total net sales	$1,188,883	$1,047,312

Segment profit:
U.S. Retail Coffee	$139,711	$111,882
U.S. Retail Consumer Foods	79,019	93,355
International, Foodservice, and Natural Foods	38,545	35,521
Total segment profit	$257,275	$240,758
Interest income	302	433
Interest expense	(15,422)	(16,539)
Share-based compensation expense	(5,151)	(4,340)
Cost of products sold - restructuring	(9,666)	(9,453)
Cost of products sold - merger and integration	(760)	-
Other restructuring costs	(9,897)	(18,104)
Other merger and integration costs	(4,685)	(2,656)
Corporate administrative expenses	(46,413)	(41,038)
Other income — net	1,243	693
Income before income taxes	$166,826	$149,754

Segment profit margin:
U.S. Retail Coffee	27.9%	28.4%
U.S. Retail Consumer Foods	17.2%	20.8%
International, Foodservice, and Natural Foods	16.8%	17.3%

The J. M. Smucker Company
Unaudited Reportable Segments Supplemental Information
(Reclassified to Reflect New Reportable Segments and Product Realignments)

	Three Months Ended
	July 31, 2010	October 31, 2010	January 31, 2011	April 30, 2011
	(Dollars in thousands)

Net sales:
U.S. Retail Coffee	$393,570	$477,287	$554,667	$505,345
U.S. Retail Consumer Foods	448,522	543,045	518,492	442,984
International, Foodservice, and Natural Foods	205,220	258,581	239,192	238,838
Total net sales	$1,047,312	$1,278,913	$1,312,351	$1,187,167

Segment profit:
U.S. Retail Coffee	$111,882	$149,099	$158,093	$117,059
U.S. Retail Consumer Foods	93,355	113,127	102,160	97,813
International, Foodservice, and Natural Foods	35,521	51,420	29,890	42,749
Total segment profit	$240,758	$313,646	$290,143	$257,621

Segment profit margin:
U.S. Retail Coffee	28.4%	31.2%	28.5%	23.2%
U.S. Retail Consumer Foods	20.8%	20.8%	19.7%	22.1%
International, Foodservice, and Natural Foods	17.3%	19.9%	12.5%	17.9%